UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 1, 2017

Prudential Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-55084	46-2935427
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 West Oregon Avenue, Philadelphia, Pennsylvania	19145
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(215) 755-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective January 1, 2017, Prudential Bancorp, Inc., a Pennsylvania corporation (the "Company" or "Prudential"), completed its previously announced merger (the "Merger") with Polonia Bancorp, Inc., a Maryland corporation ("Polonia"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 2, 2016. At the effective time of the Merger, Polonia merged with and into the Company. In addition, Polonia Bank, a federally chartered savings bank and Polonia's wholly owned subsidiary, merged with and into Prudential Saving Bank, a Pennsylvania-chartered savings bank and the wholly owned subsidiary of the Company, with Prudential Savings Bank as the surviving bank.

Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of Polonia common stock was converted into the right to receive, at the election of the Polonia shareholder (subject to certain conditions, including conditions relating to pro-ration):  (i) 0.7460 of a share of Prudential common stock or (ii) $11.09 in cash, subject to proration provisions to assure that, in the aggregate, Polonia shareholders received total merger consideration that consists of 50% stock and 50% cash. As a result of Polonia shareholder stock and cash elections and the related proration provisions of the Merger Agreement, Prudential issued approximately 1,274,200 shares of its common stock and approximately $18.9 million in the merger.

The Merger Agreement also provides that options to purchase Polonia common stock outstanding at the effective time of the Merger will be exchanged for a cash payment equal to the difference between the per share cash consideration under the Merger Agreement and the corresponding exercise price of such option.  Options to acquire an aggregate of 18,818  shares of Polonia common stock were exchanged for such cash payment.  The Company is also required under the Merger Agreement to make a cash payment to Polonia shareholders who would otherwise be entitled to a fractional share of Prudential common stock. The aggregate payment made by the Company for these fractional shares was approximately $1,300.00.

The foregoing description of the Merger Agreement and the Merger is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1.

Item 8.01	Other Events

The Company issued a press release on January 3, 2017 announcing the completion of the Merger. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
..

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	The following exhibits are included with this Report:

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated June 2, 2016 by and between Prudential Bancorp, Inc. and Polonia Bancorp, Inc. (filed as Exhibit 2.1 to the Company's Form 8-K filed June 2, 2016 and incorporated herein by reference)

99.1	Press release dated January 3, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRUDENTIAL BANCORP, INC.

	By:	/s/ Jack E. Rothkopf
	Name:	Jack E. Rothkopf
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date: January 3, 2017

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated June 2, 2016 by and between Prudential Bancorp, Inc. and Polonia Bancorp, Inc. (filed as Exhibit 2.1 to the Company's Form 8-K filed June 2, 2016 and incorporated herein by reference)

99.1	Press release dated January 3, 2017